S-8 Exhibit 5


                        DIHLE  &  CO.,  P.C.

                      10333 Behrens Mile Road
                      BYERS,  COLORADO  80103
                          (303)  397-1956
                        FAX  (303)  397-1966

                         October 15, 2001

Securities  and  Exchange  Commission
Division  of  Corporate  Finance
Washington,  D.C.  20549

   Re:  ND Holdings, Inc.

Ladies  and  Gentlemen:

   This office represents ND Holdings, Inc., a North Dakota corporation (the "Registrant") in connection with the Registrant's Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement"), which relates to the resale of up to 33,000 shares by a certain selling Shareholder in accordance with the Consulting Agreement between the Registrant and the selling shareholder (the "Registered
Securities").   In connection  with  our  representation,  we  have  examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

   Based upon the foregoing, it is our opinion that the Registered Securities, when issued as set forth in the Registration Statement, will be legally issued, fully paid and nonassessable.

   We acknowledge that we are referred to under the heading "Legal Matters" in the Resale Prospectus which is a part of the Registrant's Form S-8 Registration Statement relating to the Registered Securities, and we hereby consent to such use of our name in such Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the Registered Securities for offer and sale in such states.

    Very  truly  yours,

    /s/  Dihle & Co., P.C.
         Dihle & Co., P.C.